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                                                                    Exhibit 99.3



                                March 31, 1999


First National Bank of Chicago
One North State Street, 9th Floor
Chicago, IL 60602-0126
Attn: Corporate Trust Administration Department

Ambac Assurance Corporation
One State Street Plaza
New York, NY 10004
Attn: Structured Finance Department-MBS


          RE:  Headlands Home Equity Loan Trust (Series 1998-1);
               Annual Statement as to Compliance by the Issuer
               -----------------------------------------------


Ladies and Gentlemen:


     Pursuant to Section 3.9 of the Indenture with respect to the above-referenced offering, the undersigned officer of Headlands Mortgage Company (as "Manager") hereby certifies as to the following:

     1. a review of the activities of the Issuer and its performance under the Indenture during the preceding fiscal year since the inception of the trust has been made under the direct supervision of the undersigned officer; and

     2. to the best knowledge of the undersigned officer, based on such review, the Issuer has fulfilled all of its material obligations under the Indenture throughout the applicable period, and there has been no known default in the fulfillment of the Issuer's material obligations throughout such period.


                                        Very truly yours
                                        HEADLANDS HOME EQUITY
                                        LOAN TRUST (Series 1998-1)

                                        By: HEADLANDS MORTGAGE COMPANY,
                                        as Manager



                                        /s/ Gilbert J. MacQuarrie
                                        -------------------------
                                        Gilbert J. MacQuarrie
                                        Vice President, Treasurer and Secretary

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